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                    INTELLICALL TO LEVERAGE $15.6 MM STOCK
                   SALE IN CORPORATE REPOSITIONING STRATEGY

 CASH WILL BE USED TO RETIRE DEBT AND CATALYZE GROWTH IN PROFITABLE NEW MARKETS

     DALLAS - MAY 1, 2000 - Intellicall-Registered Trademark- (AMEX:ICL) received $15.6 million dollars in a strategic stock sale announced today that provides the company a solid financial foundation as it shifts its focus toward new, fast-growing markets. The sale of a substantial portion of its interest in ILD Telecommunications allows Intellicall to eliminate the majority of its outstanding debt. The sale also provides considerable cash to accelerate growth as the company moves into its planned merger with Heads Up Technologies Inc. of Dallas, a leading provider of technology solutions to the aviation, transportation and entertainment industries.

     Approximately 71,000 shares, a combination of ILD Series A Convertible Preferred and common stock, were sold to Banca del Gottardo. Terms of the agreement, which was consummated on April 11, also give Intellicall a 12-month option to repurchase the stock. Intellicall retains some 6,200 shares of Series A Preferred Convertible stock as required by its organization agreement with ILD.

     "The broad range of applications-oriented, technology solutions that will be realized in core and new markets by the combined forces of Intellicall and Heads Up Technologies will spur growth, financial stability and shareholder value," said John J. McDonald, Jr., Intellicall's president and chief executive officer. "The sale of the ILD stock is just one part of our overall plan to reinvent Intellicall. The cash from the sale will enable us to capitalize on the successes of Heads Up and propel us toward a new dimension."

     The stock sale is another in a series of strategic moves undertaken by Intellicall in recent months to reduce the company's reliance on a single market. As the company turns its focus toward lucrative new markets, it will continue to support its existing product lines and customers where its advanced public access technologies can compete profitably.

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Intellicall/Stock Sale
Page 2

     In January, Intellicall announced it had signed a definitive letter of agreement to acquire the Dallas-based, privately held Heads Up Technologies. The transaction is subject to customary conditions of closing, including each party obtaining requisite stockholder approval.

     "The sale of ILD stock provides the financial strength to capitalize on the lucrative new market opportunities the union between Intellicall and Heads Up will bring," said Bill Hunt, Intellicall's chairman. "Intellicall will have a substantially improved balance sheet going into the merger and a business plan that concentrates resources on profitable core operations that maximize shareholder value."

     Intellicall is a leading manufacturer of advanced public access telecommunications systems including intelligent payphones, prepaid and call processing systems, and network control and business management systems. Intellicall's common stock is traded on the American Stock Exchange under the symbol "ICL."

     The statements contained in this release that are not historical facts contain forward-looking information with respect to plans, projections, or future performance of the company, the occurrence of which involves certain risks and uncertainties that could cause the company's actual results to differ materially from expected results. Such risks include the timing of implementation and the scope and success of the program described here.

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